Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	November 12, 2014
For Further Information:	Timothy T. O'Dell, CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 3rd QUARTER 2014 RESULTS

Highlights

•	Net income for the three months ended September 30, 2014 totaled $286,000 and increased $671,000, compared to a net loss of $385,000 for the three months ended September 30, 2013.

•	Net income for the nine months ended September 30, 2014 totaled $170,000 and increased $1.9 million, compared to a net loss of $1.7 million for the nine months ended September 30, 2013.

•	Net interest income totaled $2.4 million for the three months ended September 30, 2014 and increased $1.0 million, or 75.0%, compared to $1.4 million for the quarter ended September 30, 2013.

•	Nonperforming loans decreased $2.0 million, or 34.9%, and totaled $3.7 million at September 30, 2014, compared to $5.7 million at December 31, 2013.

Worthington, Ohio – November 12, 2014 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) announced that net income for the three months ended September 30, 2014 totaled $286,000 and increased $671,000, compared to a net loss of $385,000 for the three months ended September 30, 2013, primarily due to a $1.0 million increase in net interest income, a $270,000 increase in noninterest income, partially offset by a $644,000 increase in noninterest expense.  Net income attributable to common stockholders for the three months ended September 30, 2014 totaled $112,000, or $0.01 per diluted common share, and increased $497,000 compared to a net loss attributable to common stockholders of $385,000, or $(0.02) per diluted common share, for the three months ended September 30, 2013.  For the three months ended September 30, 2014, the Company’s payment of preferred dividends on the Series B Preferred Stock reduced net income attributable to common stockholders by $174,000, while there was no impact for the three months ended September 30, 2013.

Net income for the nine months ended September 30, 2014 totaled $170,000 and increased $1.9 million, compared to a net loss of $1.7 million for the nine months ended September 30, 2013, primarily due to a $2.4 million increase in net interest income, a $471,000 increase in noninterest income and a $523,000 decrease in provision expense, partially offset by a $1.4 million increase in noninterest expense.

The net loss attributable to common stockholders for the nine months ended September 30, 2014 totaled $63,000, or $(0.00) per diluted common share, and decreased $1.7 million, or 96.4%, compared to the net loss attributable to common shareholders of $1.7 million, or $(0.11) per diluted common share, for the nine months ended September 30, 2013.  For the nine months ended September 30, 2014, the Company’s payment of preferred dividends on the Series B Preferred Stock impacted the net loss attributable to common stockholders by $233,000, while there was no impact for the nine months ended September 30, 2013.

Timothy T O’Dell, CEO, commented,  “I am pleased to report that during the third quarter key operating metrics, including earnings and credit quality, reflect consistently improving quarterly trends since the recapitalization of the bank in 2012.  Net interest income, the primary driver of our core earnings, increased by 75% or roughly a $1 million improvement as compared to the same period last year. Credit quality also continued to show improvement with further reductions in nonperforming loans.  Also, our allowance for loans loss coverage ratio to nonperforming loans improved to 167% at September 30, 2014 compared to 100% at December 31, 2013.”

“During this quarter, we successfully completed our $12 million private placement of Series B Preferred Stock,  allowing us to further strengthen our balance sheet and capital levels as well as position CFBank to continue to take advantage of quality business and loan opportunities. Our loan and new business pipelines remain solid.    In addition, residential mortgage loan volumes also have increased.    Additionally, we are gaining traction with our initiatives for growing and expanding our core deposit base.”

“Management remains focused on relentless execution, which has resulted in consistent quarter over quarter improvements in key fundamental measurements of performance including earnings and credit quality, along with further strengthening our infrastructure, processes and procedures.  Based upon the success of our relationship business model in attracting quality customers, along with our presence in three major metro markets, we remain enthused about our prospects for continuing these positive trajectories.”

Overview of Results

Net interest income.  Net interest income totaled $2.4 million for the quarter ended September 30, 2014 and increased $1.0 million, or 75.0%, compared to $1.4 million for the quarter ended September 30, 2013. The increase in net interest income was primarily due to a $988,000, or 51.2%, increase in interest income, coupled with a $56,000, or 10.4%, decrease in interest expense.  The increase in interest income was primarily attributed to a $59.2 million, or 26.8%, increase in average interest-earning assets outstanding, coupled with a 68 bps increase in average yield and improved mix. The decrease in interest expense was attributed to a 26 bps reduction in the average cost of funds on interest-bearing liabilities, and improved mix from noninterest-bearing deposits.  As a result, the net interest margin of 3.49% for the quarter ended September 30, 2014 improved 96 bps compared to the net interest margin of 2.53% for the quarter ended September 30, 2013.

Net interest income totaled $6.2 million for the nine months ended September 30, 2014 and increased $2.4 million, or 61.1%, compared to $3.9 million for the nine months ended September 30, 2013.  The increase in net interest income was primarily due to a $2.1 million, or 38.8%, increase in interest income, coupled with a $244,000, or 15.2%, decrease in interest expense.  The increase in interest income was primarily attributed to a $45.3 million, or 21.6%, increase in average interest-earning assets outstanding, coupled with a 49 bps increase in average yield and improved mix. The decrease in interest expense was attributed to a 30 bps reduction in the average cost of funds on interest-bearing liabilities, and improved mix from noninterest-bearing deposits, which increased $14.0 million, or 61.0%.  As a result, the net interest margin of 3.26% for the nine months ended September 30, 2014 improved 80 bps compared to the net interest margin of 2.46% for the nine months ended September 30, 2013.

Robert E Hoeweler, Chairman of the Board, added, “The execution of our business plan continues to reach the objectives of our management team. We successfully completed our $12 million private placement of Series B Preferred Stock, and have been successful in redeploying the proceeds from the private placement into profitable business relationships. Our year to date net income through September 30, 2014, reflects a $1.9 million improvement over the same period for the prior year.  Speaking for the team, we appreciate the continuing support of our stakeholders."

Provision for loan losses.  The provision for loan losses totaled $75,000 for the quarter ended September 30, 2014 and decreased $1,000, or 1.3%, compared to $76,000 for the quarter ended September 30, 2013.  The decrease in the provision for loan losses for the quarter ended September 30, 2014 was primarily due to improved credit quality and a decrease in special mention and substandard loans.  Net recoveries for the quarter ended September 30, 2014 totaled $310,000 and increased $280,000, compared to net recoveries of $30,000 for the quarter ended September 30, 2013, primarily related to a large recovery of one commercial real estate loan.

The provision for loan losses totaled $203,000 for the nine months ended September 30, 2014 and decreased $523,000, or 72.0%, compared to $726,000 for the nine months ended September 30, 2013.  The decrease in the provision for loan losses for the nine months ended September 30, 2014 was primarily due to improved credit quality and a decrease in special mention and substandard loans, which more than offset the provision for growth in the portfolio for new loans generated in 2014.  Net recoveries increased $116,000 due to the fact that there were $324,000 in net recoveries for the nine months ended September 30, 2014, compared to net recoveries of $208,000 for the nine months ended September 30, 2013.

Noninterest income.  Noninterest income for the quarter ended September 30, 2014 totaled $446,000 and increased $270,000, or 153.4%, compared to $176,000 for the quarter ended September 30, 2013. The increase was primarily due to a $208,000 increase in net gain on sale of loans, a $55,000 increase in other noninterest income and a $7,000 increase in service charges. The increase in net gain on sales of loans was due to increases in mortgage sales activity related to the development of the mortgage department and ramp up of the mortgage business.    The $55,000 increase in other noninterest income included $30,000 of revenue resulting from sales activities from the Company’s joint ventures.

Noninterest income for the nine months ended September 30, 2014 totaled $1.0 million and increased $471,000, or 81.5%, compared to $578,000 for the nine months ended September 30, 2013. The increase was primarily due to a $244,000 increase in net gains on sales of loans, a $168,000 increase in other noninterest income and a $60,000 increase in service charges.  The increase in net gains on sale of loans is due to increased sales activities associated with the Company’s ramp up and expansion of the mortgage business. The $168,000 increase in other noninterest income included $78,000 of revenue resulting from sales activities from the Company’s joint ventures.

Noninterest expense.   Noninterest expense increased $644,000, or 34.3%, and totaled $2.5 million for the quarter ended September 30, 2014, compared to $1.9 million for the quarter ended September 30, 2013.  The increase in noninterest expense during the three months ended September 30, 2014 was primarily due to a $207,000 increase in salaries and employee benefits, a $171,000 increase in foreclosed asset expense, a $106,000 increase in professional fees, a $68,000 increase in occupancy and equipment expense, and a $65,000 increase in data processing expense.

Salaries and benefit expenses increased primarily due to the full year effect of the investment in mortgage personnel as this business line was ramped up in the latter part of 2013, coupled with an increase in personnel in the credit administration and treasury management area.  Foreclosed asset expense increased related to maintenance and light rehabilitation incurred to increase occupancy levels, along with increased operating costs.  Professional fees increased due to increased legal and workout fees and increased consulting fees associated with project work related to the mortgage division and credit area.  The increase in occupancy and equipment expenses resulted from increases in rent expense, leasehold improvements and associated utilities associated with our growth and expansion.  The increase in data processing expenses is driven by expanded IT services associated with the aforementioned growth and expansion.

Noninterest expense increased $1.4 million, or 26.4%, and totaled $6.9 million for the nine months ended September 30, 2014, compared to $5.5 million for the nine months ended September 30, 2013.  The increase in noninterest expense during the nine months ended September 30, 2014 was primarily due to a $508,000 increase in salaries and employee benefits, a $273,000 increase in professional fees, a 270,000 increase in foreclosed asset expense, a $202,000 increase in occupancy and equipment expense and a $190,000 increase in data processing expense.

Salaries and benefit expenses increased primarily due to the full year effect of the investment in mortgage personnel as this business line was ramped up in the latter part of 2013, coupled with an increase in personnel in the credit administration and treasury management area.  Professional fees increased due to increased legal and workout fees and increased consulting fees associated with project work related to the mortgage division and credit area.  Foreclosed asset expense increased related to maintenance and light rehabilitation incurred to increase occupancy levels, along with increased operating costs.  The increase in occupancy and equipment expenses resulted from increases in rent expense, leasehold improvements and associated utilities associated with our growth and expansion.  The increase in data processing expenses is driven by expanded IT services associated with the aforementioned growth and expansion.

Thad Perry, President, commented, “With our newly opened loan production office in Woodmere, Ohio, on Chagrin Boulevard, we are particularly pleased to be a part of the growth and revitalization occurring in the Cleveland market.  The entrepreneurs and closely held businesses we serve are helping drive sustainable economic changes in the Northeast Ohio corridor.”

Balance Sheet Activity

General.  Assets totaled $307.6 million at September 30, 2014 and increased $51.9 million, or 20.3%, from $255.7 million at December 31, 2013.  The increase was primarily due to a $41.0 million increase in net loan balances, a $11.0 million increase in cash and cash equivalents and a $2.6 million increase in loans held for sale, partially offset by a $1.5 million decrease in securities available for sale and a $1.2 million decrease in interest-bearing deposits in other financial institutions related to repayments and maturities.

Cash and cash equivalents.  Cash and cash equivalents totaled $30.2 million at September 30, 2014 and increased $11.0 million, or 57.5%, from $19.2 million at December 31, 2013. The increase was a result of management’s efforts to increase deposit activity in order to fund anticipated loan growth.

Securities.  Securities available for sale totaled $8.1 million at September 30, 2014 and decreased $1.5 million, or 15.8%, compared to $9.7 million at December 31, 2013.  The decrease was due to maturities and repayments.

Loans.  Net loans totaled $248.2 million at September 30, 2014 and increased $41.0 million, or 19.8%, from $207.1 million at December 31, 2013. The increase was primarily due to a $12.2 million increase in commercial loan balances, a $10.6 million increase in commercial real estate loan balances, a $8.8 million increase in construction loan balances and a $8.3 million increase in single-family residential loan balances, partially offset by a $2.3 million decrease in multi-family loan balances.

Allowance for loan losses (ALLL). The ALLL totaled $6.3 million at September 30, 2014 and increased $527,000, or 9.2%, from $5.7 million at December 31, 2013.  The increase in the ALLL was due to a 19.5% increase in overall loan balances and net recoveries during the nine months ended September 30, 2014. The provision for growth was partially offset by continuous improvement in credit quality.  While the ratio of the ALLL to total loans decreased to 2.46% at September 30, 2014, from 2.69% at December 31, 2013,  the ratio of the ALLL to nonperforming loans improved to 167.6% at September 30, 2014, compared to 99.9% at December 31, 2013.

Foreclosed assets.  Foreclosed assets totaled $1.6 million at September 30, 2014, and remained constant compared to $1.6 million at December 31, 2013.  Foreclosed assets at September 30, 2014 and December 31, 2013 consisted of one multi-family property in Mansfield, Ohio.   The level of foreclosed assets and charges to foreclosed assets expense may increase in the future as we increase our workout efforts related to foreclosed assets, nonperforming and other loans with credit issues.

Deposits.  Deposits totaled $251.0 million at September 30, 2014 and increased $42.7 million, or 20.5%, from $208.3 million at December 31, 2013.  The increase is primarily attributed to a $26.9 million increase in certificate of deposit account balances, a $7.5 million increase in checking account balances, a $5.6 million increase in money market account balances and a $2.7 million increase in savings account balances.

Stockholders’ equity.  Stockholders’ equity totaled $34.4 million at September 30, 2014, an increase of $11.5 million, or 50.3%, from $22.9 million at December 31, 2013.  The increase in total stockholders’ equity was primarily attributed to the Company’s completion of  the sale of 480,000 shares of its newly designated 6.25% Non-Cumulative Convertible Perpetual Preferred Stock, Series B, with a liquidation preference of $25.00 per share (“Series B Preferred Stock”), for an aggregate offering price of $12,000,000.  The Series B Preferred Stock was sold by the Company in May and July 2014 with the assistance of McDonald Partners, LLC, as placement agent, on a best efforts basis.   After payment of approximately $482,000 in placement fees to McDonald Partners, LLC and approximately $149,000 of other offering expenses, the Company’s net proceeds from its sale of the 480,000 shares of Series B Preferred Stock were approximately $11,369,000.

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892.  CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio and a loan production office in Woodmere, Ohio (Cuyahoga County).    Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

Statements in this quarterly report and in other communications by the Company that are not statements of historical fact are forward-looking statements which are made in good faith by us. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the Holding Company) or CFBank; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following factors could cause such differences:

•

a continuation of difficult economic conditions including high unemployment rates or other adverse changes in general economic conditions, economic conditions in the markets we serve, any of which may affect, among other things, our level of nonperforming assets, charge-offs, and provision for loan loss expense;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that we will need to make increased provisions for loan losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to reduce our high level of nonperforming assets and the associated operating expenses;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by the regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan losses or write-down assets;

•	our ability to continue to meet regulatory guidelines, commitments or requirements to which we are subject;
•	our ability to generate profits in the future;
•	our ability to raise additional capital in the future, if necessary;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	further legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	competition with other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•	our ability to grow our core businesses;
•	technological factors which may affect our operations, pricing, products and services;
•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this report speak only as of the date of the report.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Our filings with the Securities and Exchange Commission detail other risks, all of which are difficult to predict and many of which are beyond our control.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)	Three months ended			Nine months ended
	September 30,			September 30,
	2014	2013	% change	2014	2013	% change

Total interest income	$2,919	$1,931	51%	$7,600	$5,476	39%
Total interest expense	482	538	-10%	1,359	1,603	-15%
Net interest income	2,437	1,393	75%	6,241	3,873	61%

Provision for loan losses	75	76	-1%	203	726	-72%
Net interest income after provision for loan losses	2,362	1,317	79%	6,038	3,147	92%

Noninterest income
Service charges on deposit accounts	99	92	8%	308	248	24%
Net gain on sales of loans	207	(1)	n/m	356	112	218%
Other	140	85	65%	385	218	77%
Noninterest income	446	176	153%	1,049	578	81%

Noninterest expense
Salaries and employee benefits	1,177	970	21%	3,331	2,823	18%
Occupancy and equipment	138	70	97%	431	229	88%
Data processing	223	158	41%	654	464	41%
Franchise taxes	51	84	-39%	150	254	-41%
Professional fees	317	211	50%	871	598	46%
Director fees	39	5	680%	64	13	392%
Postage, printing and supplies	49	42	17%	190	169	12%
Advertising and promotion	36	20	80%	40	32	25%
Telephone	31	18	72%	83	55	51%
Loan expenses	12	29	-59%	27	55	-51%
Foreclosed assets, net	167	(4)	n/m	248	(22)	n/m
Depreciation	57	54	6%	179	161	11%
FDIC premiums	105	80	31%	269	227	19%
Amortization of intangibles	-	11	n/m	-	30	n/m
Regulatory assessment	42	41	2%	120	119	1%
Other insurance	30	37	-19%	99	110	-10%
Other	48	52	-8%	161	157	3%
Noninterest expense	2,522	1,878	34%	6,917	5,474	26%

Income (loss) before income taxes	286	(385)	n/m	170	(1,749)	n/m
Income tax expense (benefit)	-	-	n/m	-	-	n/m
Net Income (loss)	$286	$(385)	n/m	$170	$(1,749)	n/m
Dividends on Series B stock	(174)	-	n/m	(233)	-	n/m
Earnings (loss) attributable to common stockholders	$112	$(385)	n/m	$(63)	$(1,749)	n/m

Share Data
Basic earnings (loss) per common share	$0.01	$(0.02)	n/m	$0.00	$(0.11)	n/m
Diluted earnings (loss) per common share	$0.01	$(0.02)	n/m	$0.00	$(0.11)	n/m

Average common shares outstanding - basic	15,823,710	15,823,644		15,823,710	15,823,595
Average common shares outstanding - diluted	15,831,154	15,823,644		15,823,710	15,823,595

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	September 30,	June 30,	March 31,	December 31,	September 30,
(unaudited)	2014	2014	2014	2013	2013
Assets
Cash and cash equivalents	$30,184	$18,881	$21,578	$19,160	$46,785
Interest-bearing deposits in other financial institutions	742	1,486	1,486	1,982	1,982
Securities available for sale	8,143	8,635	9,074	9,672	10,544
Loans held for sale	5,861	3,259	4,090	3,285	4,856
Loans	254,424	253,546	214,665	212,870	176,496
Less allowance for loan losses	(6,256)	(5,871)	(5,763)	(5,729)	(6,171)
Loans, net	248,168	247,675	208,902	207,141	170,325
FHLB stock	1,942	1,942	1,942	1,942	1,942
Foreclosed assets, net	1,636	1,636	1,636	1,636	1,464
Premises and equipment, net	3,823	3,839	3,753	3,547	3,451
Assets held for sale	-	-	-	-	2,070
Other intangible assets	-	-	-	-	20
Bank owned life insurance	4,633	4,600	4,567	4,535	4,503
Accrued interest receivable and other assets	2,498	2,504	1,961	2,848	2,450
Total assets	$307,630	$294,457	$258,989	$255,748	$250,392

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$33,012	$30,215	$30,772	$27,652	$24,795
Interest bearing	217,951	212,506	184,916	180,657	185,881
Total deposits	250,963	242,721	215,688	208,309	210,676
Short-term Federal Home Loan Bank advances
FHLB advances	14,500	13,000	13,000	10,000	10,000
Other secured borrowings	-	-	-	6,526	-
Advances by borrowers for taxes and insurance	212	168	137	575	174
Accrued interest payable and other liabilities	2,443	4,240	2,309	2,319	2,428
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	273,273	265,284	236,289	232,884	228,433

Stockholders' equity	34,357	29,173	22,700	22,864	21,959
Total liabilities and stockholders' equity	$307,630	$294,457	$258,989	$255,748	$250,392

Consolidated Financial Highlights

	At or for the three months ended					At or for nine months ended
($ in thousands except per share data)	Sept 30,	Jun 30,	Mar 31,	Dec 31,	Sept 30,	September 30,
(unaudited)	2014	2014	2014	2013	2013	2014	2013

Earnings (loss)
Net interest income	$2,437	$2,043	$1,761	$1,514	$1,393	$6,241	$3,873
Provision for loan losses	$75	$108	$20	$(230)	$76	$203	$726
Noninterest income	$446	$358	$245	$1,315	$176	$1,049	$578
Noninterest expense	$2,522	$2,195	$2,200	$2,228	$1,878	$6,917	$5,474
Net Income (loss)	$286	$98	$(214)	$831	$(385)	$170	$(1,749)
Preferred dividends on Series B stock	$(174)	$(59)	n/a	n/a	n/a	$(233)	n/a
Earnings (loss) available to common stockholders	$112	$39	$(214)	$831	$(385)	$(63)	$(1,749)
Basic earnings (loss) per common share	$0.01	$0.00	$(0.01)	$0.05	$(0.02)	$0.00	$(0.11)
Diluted earnings (loss) per common share	$0.01	$0.00	$(0.01)	$0.05	$(0.02)	$0.00	$(0.11)

Performance Ratios (annualized)
Return on average assets	0.38%	0.14%	(0.34%)	1.34%	(0.63%)	0.08%	(1.00%)
Return on average equity	3.51%	1.57%	(3.76%)	14.70%	(6.95%)	0.85%	(10.26%)
Average yield on interest-earning assets	4.18%	3.92%	3.78%	3.60%	3.50%	3.97%	3.48%
Average rate paid on interest-bearing liabilities	0.83%	0.82%	0.91%	1.04%	1.09%	0.85%	1.15%
Average interest rate spread	3.35%	3.10%	2.87%	2.56%	2.41%	3.12%	2.33%
Net interest margin, fully taxable equivalent	3.49%	3.24%	3.02%	2.69%	2.53%	3.26%	2.46%
Efficiency ratio	87.48%	91.42%	109.67%	78.05%	118.99%	94.88%	122.31%
Noninterest expense to average assets	3.34%	3.21%	3.45%	3.59%	3.06%	3.33%	3.14%

Capital
Core capital ratio (1)	11.14%	10.45%	9.64%	9.34%	8.88%	11.14%	8.88%
Total risk-based capital ratio (1)	14.33%	13.01%	12.43%	12.08%	13.28%	14.33%	13.28%
Tier 1 risk-based capital ratio (1)	13.07%	11.75%	11.17%	10.81%	12.00%	13.07%	12.00%
Tangible capital ratio (1)	11.14%	10.45%	9.64%	9.34%	8.88%	11.14%	8.88%
Equity to total assets at end of period	11.17%	9.91%	8.76%	8.94%	8.77%	11.17%	8.77%
Tangible equity to tangible assets	11.17%	9.91%	8.76%	8.94%	8.76%	11.17%	8.76%

Book value per common share	$1.41	$1.42	$1.43	$1.44	$1.39	$1.41	$1.39
Tangible book value per common share	$1.41	$1.42	$1.43	$1.44	$1.39	$1.41	$1.39
Period-end market value per common share	$1.33	$1.48	$1.55	$1.33	$1.41	$1.33	$1.41
Period-end common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710	15,823,710
Average basic common shares outstanding	15,823,710	15,823,710	15,823,710	15,823,710	15,823,644	15,823,710	15,823,595
Average diluted common shares outstanding	15,831,154	15,863,968	15,823,710	15,823,710	15,823,644	15,823,710	15,823,595

Asset Quality
Nonperforming loans	$3,733	$4,400	$5,564	$5,738	$5,391	$3,733	$5,391
Nonperforming loans to total loans	1.47%	1.74%	2.59%	2.70%	3.05%	1.47%	3.05%
Nonperforming assets to total assets	1.75%	2.05%	2.78%	2.88%	2.74%	1.75%	2.74%
Allowance for loan losses to total loans	2.46%	2.32%	2.68%	2.69%	3.50%	2.46%	3.50%
Allowance for loan losses to nonperforming loans	167.59%	133.43%	103.57%	99.85%	114.47%	167.59%	114.47%
Net charge-offs (recoveries)	$(310)	$-	$(14)	$212	$(30)	$(324)	$(208)
Annualized net charge-offs (recoveries) to average loans	(0.47%)	0.00%	(0.03%)	0.47%	(0.07%)	(0.14%)	(0.38%)

Average Balances
Loans	$254,699	$227,921	$209,895	$173,064	$167,149	$230,838	$156,492
Assets	$302,367	$273,941	$255,107	$248,545	$245,279	$277,138	$232,341
Stockholders' equity	$32,620	$24,951	$22,787	$22,611	$22,153	$26,786	$22,723

(1) Regulatory capital ratios of CFBank